Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces Third Quarter 2022 Results

Charlottesville, VA, October 27, 2022 – Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc. (“BRB Financial Group”), announced today financial results for the quarter ended September 30, 2022. For the third quarter of 2022, the Company reported net income from continuing operations of $2.7 million, or $0.15 earnings per diluted common share, compared to $1.1 million, or $0.06 earnings per diluted common share, for the second quarter of 2022, and $6.9 million, or $0.36 earnings per diluted common share, for the third quarter of 2021.

“Our third quarter results reflect several positive operating trends, including strong loan growth, stability in low-cost deposit balances amidst cyclical headwinds, and significant net interest margin expansion, which drove notable growth in net interest income, as compared to the prior quarter and year-ago periods,” said Brian K. Plum, President and Chief Executive Officer of the Company. “Moreover, the foundation of our company remains strong, with measures of asset quality generally ranging from stable to modestly improved from recent periods.”

Plum continued, “At the same time, we remain mindful of emerging cyclical and macroeconomic challenges, which during the third quarter impacted our mortgage business and fee-based revenue growth, while other developments, notably the previously disclosed entry of Blue Ridge Bank into a formal written agreement with the Office of the Comptroller of the Currency (the “OCC”), the Bank’s primary regulator, contributed to an increase in our expense base, impacting our earnings for the quarter.”

Key highlights for the third quarter:

•
As previously disclosed, Blue Ridge Bank entered into a formal written agreement during the third quarter
o
On August 29, 2022, Blue Ridge Bank entered into a formal written agreement (the “Agreement”) with the OCC. The Agreement principally concerns the Bank’s fintech line of business and requires the Bank to continue enhancing its controls for assessing and managing the third-party, BSA/AML, and IT risks stemming from its fintech partnerships. A complete copy of the Agreement was furnished in a Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 1, 2022 and can be accessed on the SEC’s website (www.sec.gov) and the Company’s website (www.mybrb.com). The Company is actively working to bring the Bank’s fintech policies, procedures, and operations into conformity with OCC directives and believes its work to date has been delivered on schedule.

•
Loan growth and net interest margin expansion drove robust growth in net interest income
o
Net interest income was $28.7 million for the third quarter of 2022, an increase of $4.6 million, or 19.1%, from the second quarter of 2022, and $7.6 million, or 35.8%, from the third quarter of 2021.

o
Loans held for investment, excluding Paycheck Protection Plan (“PPP”) loans, were $2.16 billion at September 30, 2022, an increase of $110.0 million, or 5.4%, from June 30, 2022, and $433.5 million, or 25.1%, from September 30, 2021. Loan growth as compared to the prior quarter and year-ago periods was partially driven by the Company’s middle market and specialized lending teams.
o
Total deposit balances were $2.41 billion at September 30, 2022, an increase of $73.8 million, or 3.2%, from June 30, 2022, and $209.3 million, or 9.5%, from September 30, 2021.
▪
Noninterest-bearing deposits were $787.5 million at September 30, 2022, an increase of $1.8 million, or 0.2%, from June 30, 2022, and $102.7 million, or 15.0%, from September 30, 2021. Growth in noninterest-bearing deposits from the year-ago period was primarily attributable to the Company’s fintech partnerships. At September 30, 2022, noninterest-bearing deposits represented 32.7% of total deposits, as compared to 33.6% at June 30, 2022, and 31.1% at September 30, 2021.
▪
Deposits related to fintech relationships were approximately $529 million as of September 30, 2022, an increase of $134 million, or 33.9% from June 30, 2022, and $452 million, or 587.0%, from September 30, 2021. Deposits related to fintech relationships represented 22.0% of total deposits at September 30, 2022, as compared to 16.9% at June 30, 2022, and 3.5% at September 30, 2021.
o
Net interest margin was 4.27% for the third quarter of 2022, as compared to 3.89% for the second quarter of 2022, and 3.32% for the third quarter of 2021. Purchase accounting adjustments had a 17, 29, and 15 basis point effect on net interest margin for the third and second quarters of 2022 and the third quarter of 2021, respectively. Net interest margin expansion during the third quarter of 2022, relative to both prior periods, reflected strong loan growth, higher loan yields primarily due to the beneficial impact of higher market interest rates, and a positive shift in the mix of earning assets, partially offset by higher funding costs.
▪
Cost of funds was 0.69% for the third quarter of 2022, as compared to 0.36% for the second quarter of 2022, and 0.43% for the third quarter of 2021. The increase in cost of funds relative to the second quarter of 2022 primarily reflected the impact of higher market interest rates, higher balances of borrowings, and a shift in the mix of deposits, as growth in interest-bearing deposit balances significantly outpaced the increase in noninterest-bearing deposits.

•
Measures of foundational strength remained intact
o
Nonperforming loans totaled $10.1 million, representing 0.35% of total assets, at September 30, 2022, as compared to $12.2 million, representing 0.44% of total assets, at June 30, 2022, and $15.2 million, representing 0.56% of total assets at September 30, 2021.
o
The Company recorded a provision for loan losses of $3.9 million in the third quarter of 2022 compared to $7.5 million in the second quarter of 2022 and no provision in the third quarter of 2021. Provision for loan losses in the 2022 periods was primarily attributable to reserves for loan growth, qualitative factor adjustments due to changes in economic conditions, and higher specific reserves for impaired loans.

o
The Company’s allowance for loan losses was $20.5 million at September 30, 2022, or 0.95% of gross loans held for investment, excluding PPP loans, compared to 0.84% at June 30, 2022, and 0.73% at September 30, 2021.
o
The ratio of tangible stockholders’ equity to tangible total assets was 7.7%1 at September 30, 2022, as compared to 8.3%1 at June 30, 2022, and 8.9%1 at September 30, 2021. Tangible book value per common share was $11.511 at September 30, 2022, compared to $12.211 at June 30, 2022, and $12.691 at September 30, 2021.

•
Remediation costs related to regulatory matters drove expense growth
o
Noninterest expense was $29.2 million for the third quarter of 2022, an increase of $3.9 million, or 15.4%, from the second quarter of 2022 and $3.9 million, or 15.4%, from the third quarter of 2021.
o
The increase relative to both prior periods primarily reflected expenses incurred in the remediation of regulatory matters, which totaled $4.0 million, $0.5 million, and $0 for the third and second quarters of 2022, and third quarter of 2021, respectively.
o
Excluding costs related to remediation of regulatory matters, noninterest expense during the third quarter of 2022 increased by $0.4 million, due primarily to the addition of commercial lenders and personnel to support the fintech business, partially offset by lower salaries and employee benefits expenses in the mortgage division.

•
Fee income lower on cyclical mortgage decline
o
Noninterest income was $8.0 million for the third quarter of 2022, a decline of $2.2 million, or 21.8%, from the second quarter of 2022, and $5.3 million, or 40.1%, from the third quarter of 2021.
o
The decline in noninterest income relative to both prior periods was primarily attributable to lower income from residential mortgage banking and mortgage servicing rights. Lower residential mortgage banking income primarily reflects the sharp increase in market interest rates in the current year.

Net income from continuing operations before income taxes and provision for loan losses was $7.4 million for the third quarter of 2022 compared to $9.0 million for the second quarter of 2022. In the third and second quarters of 2022, net income from continuing operations before income taxes included $4.0 million and $0.5 million, respectively, of costs incurred for professional services related to regulatory remediation efforts.

For the nine months ended September 30, 2022, net income from continuing operations of $21.3 million, or $1.13 earnings per diluted common share, compared to $39.8 million, or $2.27 earnings per diluted common share, for the same period of 2021. Net income in the 2021 period included a $24.3 million pre-tax net gain on the sale of PPP loans, and $11.7 million, pre-tax, of merger-related expenses, while net income in the 2022 period included $4.6 million, pre-tax, of merger-related expenses and costs incurred related to regulatory remediation efforts.

Total assets were $2.88 billion as of September 30, 2022, an increase of $216.3 million, from $2.67 billion as of December 31, 2021. Reported loans held for investment, excluding PPP loans, grew $381.2 million year-to-date 2022, an annualized growth rate of 28.6%.

In the first quarter of 2022, the Company sold its majority interest in MoneyWise Payroll Solutions, Inc. (“MoneyWise”) to the holder of the minority interest in MoneyWise. Asset and liability balances and income statement amounts related to MoneyWise are reported as discontinued operations for all periods presented.

The Company completed the merger of Bay Banks of Virginia, Inc. (“Bay Banks”), the holding company of Virginia Commonwealth Bank, into the Company on January 31, 2021. Immediately following the completion of the merger, Virginia Commonwealth Bank was merged into Blue Ridge Bank. Earnings for the first quarter and year-to-date periods ended September 30, 2021 included the earnings of Bay Banks from the effective date of the merger.

Fintech Business

The Company’s fintech partnerships include Unit, Flexible Finance, Increase, Upgrade, Kashable, Jaris, Grow Credit, MentorWorks, and Marlette. Deposits related to fintech relationships were approximately $529 million as of September 30, 2022, up from approximately $189 million as of December 31, 2021. Loans held for sale and loans held for investment related to fintech relationships totaled $15.1 million and $24.1 million as of September 30, 2022 and December 31, 2021, respectively. Interest and fee income related to fintech partnerships represented approximately $2.9 million and $1.8 million of revenue for the Company for the third and second quarters of 2022, respectively. Included in deposits related to fintech relationships were assets managed by BRB Financial Group’s trust division of $54.1 million as of September 30, 2022.

Mortgage Division

The Company’s mortgage division, which consists of a retail division operating as Monarch Mortgage and a wholesale division operating as LenderSelect Mortgage Group, reported a net loss of $1.0 million for the third quarter of 2022 compared to net income of $0.4 million for the second quarter of 2022. Residential mortgage banking income decreased to $2.6 million in the third quarter of 2022 from $4.4 million in the second quarter of 2022. Income attributable to mortgage servicing rights was $0.5 million and $1.6 million for the third and second quarters of 2022, respectively. Mortgage servicing rights income in the third and second quarters of 2022 was attributable to fair value adjustments of $(0.1) million and $(0.2) million, respectively, and new servicing rights retained of $0.7 million and $1.8 million, respectively. Quarterly mortgage volumes declined to $83.0 million for the third quarter of 2022 from $117.8 million for the second quarter of 2022. Noninterest expenses reported for the Company’s mortgage division were $4.5 million and $5.7 million for the third and second quarters of 2022, respectively.

Income Statement

Net Interest Income

Net interest income was $28.7 million for the third quarter of 2022 compared to $24.1 million for the second quarter of 2022 and $21.1 million for the third quarter of 2021, while accretion of acquired loan discounts included in interest income was $0.8 million, $1.3 million, and $0.1 million for the same respective periods. Amortization of purchase accounting adjustments on assumed time deposits and borrowings, which reduced interest expense, was $0.4 million, $0.5 million, and $0.9 million for the same respective periods. Interest income in the third quarter of 2022 increased $6.9 million from the second quarter of 2022, while interest expense increased $2.3 million over the same comparative period. Interest income in the third quarter of 2022 benefited from higher average balances of and yields and fees on loans held for investment, while funding costs increased primarily due to repricing of select interest-bearing deposit accounts and higher average balances and cost on Federal Home Loan Bank of Atlanta advances.

Average balances of interest-earning assets increased $202.9 million in the third quarter of 2022 from the second quarter of 2022, primarily due to higher average balances of loans held for investment, which increased $231.5 million over the same period. Yields on average loans held for investment increased to 5.67% for the third quarter of 2022 from 4.97% for the second quarter of 2022, primarily due to recent loan growth and the re-pricing of variable-rate loans in the higher rate environment and higher fee income.

Cost of funds was 0.69% and 0.36% for the third and second quarters of 2022 and 0.43% for the third quarter of 2021, while cost of deposits was 0.50%, 0.26%, and 0.29% for the same respective periods.

Net interest margin for the third and second quarters of 2022 and the third quarter of 2021 was 4.27%, 3.89%, and 3.32%, respectively. Accretion and amortization of purchase accounting adjustments had a 17, 29, and 15 basis point positive effect on net interest margin for the same respective periods.

Net interest income was $76.4 million and $71.6 million for the year-to-date September 30, 2022 and 2021 periods, respectively, while net interest margin was 4.02% and 3.55% for the same respective periods. Accretion and amortization of purchase accounting adjustments and the contributions from PPP loans, including the corresponding funding, had a 31 and 41 basis point positive effect on net interest margin for the nine months ended September 30, 2022 and 2021, respectively.

Provision for Loan Losses

The Company recorded a provision for loan losses of $3.9 million in the third quarter of 2022 compared to $7.5 million in the second quarter of 2022 and no provision in the third quarter of 2021. Provision for loan losses for the nine months ended September 30, 2022 and 2021 was $13.9 million and $0, respectively. Provision for loan losses in the 2022 periods was primarily attributable to reserves for loan growth, qualitative factor adjustments due to changes in economic conditions, and higher specific reserves for impaired loans.

Noninterest Income

Noninterest income for the third and second quarters of 2022 was $8.0 million and $10.2 million, respectively, compared to $13.3 million for the third quarter of 2021. The decline in noninterest income in the third quarter of 2022 was primarily attributable to lower income from residential mortgage banking and mortgage servicing rights income.

Noninterest income for the nine months ended September 30, 2022 and 2021 was $42.3 million and $65.0 million, respectively. Excluding the fair value gain for the Company’s equity investments recognized in the first quarter of 2022 and the net gain on the sale of the PPP loans in the second quarter of 2021, noninterest income for the nine months ended September 30, 2022 and 2021 was $33.0 million and $40.7 million. This comparative period decline was primarily attributable to lower residential mortgage banking and mortgage servicing rights income, partially offset by higher gains on sales of government guaranteed loans, higher fee income related to fintech partnerships, and a net gain on the sale of a former branch location in the first quarter of 2022.

Noninterest Expense

Noninterest expense for the third and second quarter of 2022 was $29.2 million and $25.3 million, respectively, compared to $25.3 million for the third quarter of 2021. Excluding expenses incurred in the remediation of regulatory matters, noninterest expense increased $0.4 million in the third quarter of 2022 from the second quarter of 2022. Lower salaries and employee benefit expenses in the mortgage division were partially offset by costs incurred in the addition of commercial lenders and support personnel and personnel to support the fintech business. The efficiency ratio for the third and second quarters of 2022 was 79.7% and 73.9%, respectively. Excluding regulatory remediation expenses, the efficiency ratio for the same respective periods was 68.7%1and 72.4%1.

Noninterest expense for the nine months ended September 30, 2022 and 2021 was $77.5 million and $85.8 million, respectively. Excluding regulatory remediation expenses in the 2022 period and merger-related expenses in both the 2022 and 2021 periods, noninterest expense was $72.6 million and $74.1 million for the same respective periods.

Balance Sheet

Loans held for investment, excluding PPP loans, increased $381.2 million to $2.16 billion as of September 30, 2022, from $1.78 billion as of December 31, 2021. The Company’s middle market and specialized lending teams, which began building in the first quarter of 2022, contributed to this loan growth.

Loans held for sale, which was comprised primarily of residential mortgages, decreased to $25.8 million at September 30, 2022, from $121.9 million at December 31, 2021, primarily attributable to lower mortgage activity.

Total deposits at September 30, 2022, were $2.41 billion, an increase of $111.7 million from December 31, 2021. Noninterest-bearing demand deposit growth was $101.7 million in the nine months ended September 30, 2022, primarily due to the Company’s fintech partnerships. Noninterest-bearing demand deposit accounts represented 32.7% and 29.8% of total deposits as of September 30, 2022 and December 31, 2021, respectively.

Asset Quality

Nonperforming loans, which include nonaccrual loans and loans 90 days or more past due and accruing interest2, totaled $10.1 million at September 30, 2022 and $16.1 million at December 31, 2021. The ratio of nonperforming loans to total assets was 0.35% and 0.60% at September 30, 2022, and December 31, 2021, respectively. The Company’s allowance for loan losses was $20.5 million at September 30, 2022, or 0.95% of gross loans held for investment, excluding PPP loans3, compared to 0.68% at December 31, 2021. The increase in this ratio from December 31, 2021 to September 30, 2022, was primarily attributable to additional allowance for loan growth in the first three quarters of 2022 and greater qualitative factor adjustments, as noted previously. Remaining acquired loan discounts related to loans acquired in the Company’s completed mergers were $10.4 million as of September 30, 2022, and $16.2 million as of December 31, 2021.

Capital

The Company previously announced that on October 11, 2022, its board of directors declared a $0.1225 per common share quarterly dividend, payable October 31, 2022, to shareholders of record as of October 24, 2022. Tangible book value per share was $11.511 and $13.011 as of September 30, 2022 and

December 31, 2021, respectively, while book value per share was $13.22 and $14.76 as of the same respective periods.

Primarily as a result of the increase in market interest rates in 2022, the fair value of the Company’s portfolio of securities available for sale declined approximately $57.9 million from December 31, 2021, resulting in an after-tax decline in stockholders’ equity of $45.7 million for the nine months ended September 30, 2022. The accumulated other comprehensive loss (“AOCL”) attributable to this securities portfolio as of September 30, 2022, was $49.4 million, or $2.60 in book value per share, compared to a $3.6 million AOCL, or $0.19 in book value per share, as of December 31, 2021.

1 Non-GAAP financial measures are defined below. Further information can be found at the end of this press release.

2 Excludes purchased credit-impaired loans.

3 The Company holds no allowance for loan losses on PPP loans as they are fully guaranteed by the U.S. government.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: (i) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; (ii) geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; (iii) the effects of the COVID-19 pandemic, including the adverse impact on the Company’s business and operations and on the Company’s customers which may result, among other things, in increased delinquencies, defaults, foreclosures and losses on loans; (iv) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events; (v) the Company’s management of risks inherent in its real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure; (vi) changes in consumer spending and savings habits; (vii) technological and social media changes; (viii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (ix) changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Company’s subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; (x) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (xi) the impact of, and the ability to comply with, the terms of the formal written agreement between the Bank and the OCC; (xii) the impact of changes in laws, regulations and policies affecting the real estate industry; (xiii) the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; (xiv) the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; (xv) the willingness of users to substitute competitors’ products and services for the Company’s products and services; (xvi) the outcome of any legal proceedings that may be instituted against the Company; (xvii) reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees or other business partners; (xviii) the effects of acquisitions the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such transactions; (xix) changes in the level of the Company’s nonperforming assets and charge-offs; (xx) the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; (xxi) potential exposure to fraud, negligence, computer theft and cyber-crime; (xxii) the Company’s ability to pay dividends; (xxiii) the Company’s involvement as a participating lender in the PPP as administered through the U.S. Small Business Administration; and (xiv) other risks and factors identified in the “Risk Factors” sections and elsewhere in documents the Company files from time to time with the SEC.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
(Dollars in thousands except per share data)	September 30, 2022	June 30, 2022	September 30, 2021
Interest income:
Interest and fees on loans	$30,206	$23,787	$22,294
Interest on taxable securities	2,337	2,129	1,317
Interest on nontaxable securities	81	89	61
Interest on deposit accounts and federal funds sold	522	238	82
Total interest income	33,146	26,243	23,754
Interest expense:
Interest on deposits	3,032	1,541	1,622
Interest on subordinated notes	570	545	644
Interest on FHLB and FRB borrowings	867	67	364
Total interest expense	4,469	2,153	2,630
Net interest income	28,677	24,090	21,124
Provision for loan losses	3,900	7,494	—
Net interest income after provision for loan losses	24,777	16,596	21,124
Noninterest income:
Fair value adjustments of other equity investments	(50)	(86)	—
Mortgage servicing rights	597	1,574	1,827
Residential mortgage banking income, net	2,570	4,386	7,704
Gain on sale of government guaranteed loans	1,565	1,538	108
Bank and purchase card, net	353	599	497
Wealth and trust management	513	414	499
Service charges on deposit accounts	354	327	376
Increase in cash surrender value of bank owned life insurance	398	276	278
Other	1,668	1,162	2,006
Total noninterest income	7,968	10,190	13,295
Noninterest expense:
Salaries and employee benefits	14,174	15,873	14,677
Occupancy and equipment	1,422	1,500	1,716
Data processing	1,332	874	837
Legal, issuer, and regulatory filing	804	598	372
Advertising and marketing	302	412	442
Communications	932	1,030	760
Audit and accounting fees	308	379	195
FDIC insurance	460	106	487
Intangible amortization	377	386	451
Other contractual services	703	509	633
Other taxes and assessments	711	671	546
OCC remediation	4,025	510	—
Merger-related	—	—	1,441
Other	3,658	2,478	2,787
Total noninterest expense	29,208	25,326	25,344
Income from continuing operations before income tax	3,537	1,460	9,075
Income tax expense	801	342	2,214
Net income from continuing operations	2,736	1,118	6,861
Discontinued operations:
Loss from discontinued operations before income taxes	—	—	(70)
Income tax benefit	—	—	(15)
Net loss from discontinued operations	—	—	(55)
Net income	$2,736	$1,118	$6,806

Net loss from discontinued operations attributable to noncontrolling interest	—	—	4
Net income attributable to Blue Ridge Bankshares, Inc.	$2,736	$1,118	$6,810
Net income available to common stockholders	$2,736	$1,118	$6,810
Basic EPS from continuing operations	$0.15	$0.06	$0.37
Diluted EPS from continuing operations	$0.15	$0.06	$0.36

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2022	September 30, 2021
Interest income:
Interest and fees on loans	$77,892	$76,248
Interest on taxable securities	6,236	3,580
Interest on nontaxable securities	245	177
Interest on deposit accounts and federal funds sold	818	137
Total interest income	85,191	80,142
Interest expense:
Interest on deposits	6,129	4,844
Interest on subordinated notes	1,668	2,142
Interest on FHLB and FRB borrowings	959	1,553
Total interest expense	8,756	8,539
Net interest income	76,435	71,603
Provision for loan losses	13,894	—
Net interest income after provision for loan losses	62,541	71,603
Noninterest income:
Fair value adjustments of other equity investments	9,228	—
Mortgage servicing rights	8,909	6,905
Residential mortgage banking income, net	9,777	24,259
Gain on sale of government guaranteed loans	4,530	1,325
Bank and purchase card, net	1,374	1,096
Wealth and trust management	1,318	1,934
Service charges on deposit accounts	996	1,073
Increase in cash surrender value of bank owned life insurance	946	679
Gain on sale of PPP loans	—	24,315
Other	5,174	3,460
Total noninterest income	42,252	65,046
Noninterest expense:
Salaries and employee benefits	44,143	46,119
Occupancy and equipment	4,407	4,893
Data processing	3,152	3,126
Legal, issuer, and regulatory filing	1,704	1,437
Advertising and marketing	1,142	959
Communications	2,761	1,799
Audit and accounting fees	828	675
FDIC insurance	797	839
Intangible amortization	1,160	1,259
Other contractual services	1,803	2,152
Other taxes and assessments	1,952	1,969
OCC remediation	4,558	—
Merger-related	50	11,697
Other	8,767	8,921
Total noninterest expense	77,224	85,845
Income from continuing operations before income tax	27,569	50,804
Income tax expense	6,296	11,007
Net income from continuing operations	21,273	39,797
Discontinued operations:
Income (loss) from discontinued operations before income taxes (including gain on disposal of $471 thousand for the nine months ended September 30, 2022)	426	(142)
Income tax expense (benefit)	89	(30)
Net income (loss) from discontinued operations	337	(112)
Net income	$21,610	$39,685
Net income from discontinued operations attributable to noncontrolling interest	(1)	(1)
Net income attributable to Blue Ridge Bankshares, Inc.	$21,609	$39,684

Net income available to common stockholders	$21,609	$39,684
Basic and diluted EPS from continuing operations	$1.13	$2.27

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands except share data)	(unaudited) September 30, 2022	December 31, 2021 (1)
Assets
Cash and due from banks	$98,305	$130,548
Federal funds sold	10,581	43,903
Securities available for sale, at fair value	359,516	373,532
Restricted equity investments	13,639	8,334
Other equity investments	23,570	14,184
Other investments	17,468	12,681
Loans held for sale	25,800	121,943
Paycheck Protection Program loans, net of deferred fees and costs	13,148	30,406
Loans held for investment, net of deferred fees and costs	2,158,342	1,777,172
Less allowance for loan losses	(20,534)	(12,121)
Loans held for investment, net	2,137,808	1,765,051
Accrued interest receivable	9,577	9,573
Other real estate owned	195	157
Premises and equipment, net	23,838	26,624
Right-of-use asset	6,323	6,317
Bank owned life insurance	47,095	46,545
Goodwill	26,826	26,826
Other intangible assets	7,016	7,594
Mortgage derivative asset	1,045	1,876
Mortgage servicing rights, net	29,861	16,469
Mortgage brokerage receivable	—	4,064
Other assets	29,840	17,211
Assets of discontinued operations	—	1,301
Total assets	$2,881,451	$2,665,139
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$787,514	$685,801
Interest-bearing demand and money market deposits	1,097,585	962,092
Savings	152,225	150,376
Time deposits	372,162	499,502
Total deposits	2,409,486	2,297,771
FHLB borrowings	150,100	10,111
FRB borrowings	55	17,901
Subordinated notes, net	39,937	39,986
Lease liability	7,344	7,651
Other liabilities	24,027	14,543
Liabilities of discontinued operations	—	37
Total liabilities	2,630,949	2,388,000
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 50,000,000 and 25,000,000 shares authorized at September 30, 2022 and December 31, 2021, respectively; 18,946,268 and 18,774,082 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	195,351	194,309
Additional paid-in capital	252	252
Retained earnings	104,279	85,982
Accumulated other comprehensive loss	(49,380)	(3,632)
Total Blue Ridge Bankshares, Inc. stockholders’ equity	250,502	276,911
Noncontrolling interest of discontinued operations	—	228
Total stockholders’ equity	250,502	277,139
Total liabilities and stockholders’ equity	$2,881,451	$2,665,139

(1) Derived from audited December 31, 2021 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

	As of and for the Three Months Ended
(Dollars and shares in thousands, except share data)	September 30,	June 30,	March 31,	December 31,	September 30,
Income Statement Data:	2022	2022	2022	2021	2021
Interest income	$33,146	$26,243	$25,802	$23,404	$23,754
Interest expense	4,469	2,153	2,134	2,526	2,630
Net interest income	28,677	24,090	23,668	20,878	21,124
Provision for loan losses	3,900	7,494	2,500	117	—
Net interest income after provision for loan losses	24,777	16,596	21,168	20,761	21,124
Noninterest income	7,968	10,190	24,094	21,942	13,295
Noninterest expenses	29,208	25,326	22,689	25,143	25,344
Income before income taxes	3,537	1,460	22,573	17,560	9,075
Income tax expense	801	342	5,153	4,733	2,214
Net income from continuing operations	2,736	1,118	17,420	12,827	6,861
Net income (loss) from discontinued operations	—	—	337	(32)	(55)
Net income	2,736	1,118	17,757	12,795	6,806
Net (income) loss from discontinued operations attributable to noncontrolling interest	—	—	(1)	(2)	4
Net income attributable to Blue Ridge Bankshares, Inc.	$2,736	$1,118	$17,756	$12,793	$6,810
Per Common Share Data:
Basic EPS from continuing operations	$0.15	$0.06	$0.93	$0.68	$0.37
Basic EPS from discontinued operations	—	—	0.02	—	—
Basic EPS attributable to Blue Ridge Bankshares, Inc.	$0.15	$0.06	$0.95	$0.68	$0.37
Diluted EPS from continuing operations	$0.15	$0.06	$0.93	$0.68	$0.36
Diluted EPS from discontinued operations	—	—	0.02	—	—
Diluted EPS attributable to Blue Ridge Bankshares, Inc.	$0.15	$0.06	$0.95	$0.68	$0.36
Dividends declared - post-stock split basis	$0.1255	$0.1255	$0.1225	$—	$0.2400
Book value per common share	13.22	13.95	14.84	14.76	14.48
Tangible book value per common share - Non-GAAP	11.51	12.21	13.09	13.01	12.69
Balance Sheet Data:
Assets	$2,881,451	$2,799,643	$2,724,584	$2,665,139	$2,699,302
Loans held for investment (including PPP loans)	2,171,490	2,064,037	1,866,197	1,807,578	1,771,531
Loans held for investment (excluding PPP loans)	2,158,342	2,048,383	1,843,344	1,777,172	1,724,883
Allowance for loan losses	20,534	17,242	12,013	12,121	12,614
Purchase accounting adjustments (discounts) on acquired loans	10,373	12,192	13,514	16,203	16,985
Loans held for sale	25,800	32,759	41,004	121,943	171,681
Securities available for sale, at fair value	359,516	381,536	375,484	373,532	379,441
Deposits	2,409,486	2,335,707	2,354,081	2,297,771	2,200,204
Subordinated notes, net	39,937	39,953	39,970	39,986	40,503
FHLB and FRB advances	150,155	135,060	25,319	28,012	158,972
Total stockholders' equity	250,502	261,660	278,482	277,139	269,720
Weighted average common shares outstanding - basic	18,849	18,767	18,772	18,774	18,776
Weighted average common shares outstanding - diluted	18,860	18,778	18,789	18,795	18,799
Financial Ratios:
Return on average assets (1)	0.38%	0.17%	2.68%	1.90%	0.95%
Operating return on average assets (1) - Non-GAAP	0.81%	0.23%	2.68%	1.92%	1.16%
Return on average equity (1)	4.10%	1.57%	25.84%	18.90%	11.58%

Operating return on average equity (1) - Non-GAAP	8.86%	2.14%	25.92%	19.10%	11.87%
Total loan to deposit ratio	91.2%	89.8%	81.0%	84.1%	88.3%
Held for investment loan to deposit ratio	90.1%	88.4%	79.3%	78.7%	80.5%
Net interest margin (1)	4.27%	3.89%	3.88%	3.39%	3.32%
Cost of deposits (1)	0.50%	0.26%	0.27%	0.29%	0.29%
Cost of funds (1)	0.69%	0.36%	0.36%	0.42%	0.43%
Efficiency ratio	79.7%	73.9%	47.5%	59.1%	74.0%
Operating efficiency ratio - Non-GAAP	68.7%	72.4%	47.4%	58.7%	69.8%
OCC remediation expenses	4,025	510	23	—	—
Merger-related expenses (MRE)	—	—	50	171	1,441
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets	9.2%	10.8%	10.4%	10.1%	9.7%
Allowance for loan losses to loans held for investment, excluding PPP loans	0.95%	0.84%	0.65%	0.68%	0.73%
Nonperforming loans to total assets	0.35%	0.44%	0.53%	0.60%	0.56%
Nonperforming assets to total assets	0.36%	0.44%	0.53%	0.61%	0.57%

Reconciliation of Non-GAAP Financial Measures (unaudited):

Tangible Common Equity:
Total stockholders' equity	$250,502	$261,660	$278,482	$277,139	$269,720
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(32,369)	(32,632)	(32,716)	(32,942)	(33,224)
Tangible common equity (Non-GAAP)	$218,133	$229,028	$245,766	$244,197	$236,496
Total shares outstanding	18,946	18,762	18,771	18,774	18,776
Book value per share	$13.22	$13.95	$14.84	$14.76	$14.48
Tangible book value per share (Non-GAAP)	11.51	12.21	13.09	13.01	12.69

Tangible stockholders' equity to tangible total assets
Total assets	$2,881,451	$2,799,643	$2,724,584	$2,665,139	$2,699,302
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(32,369)	(32,632)	(32,716)	(32,942)	(33,224)
Tangible total assets (Non-GAAP)	$2,849,082	$2,767,011	$2,691,868	$2,632,197	$2,666,078
Tangible common equity (Non-GAAP)	$218,133	$229,028	$245,766	$244,197	$236,496
Tangible stockholders' equity to tangible total assets (Non-GAAP)	7.7%	8.3%	9.1%	9.3%	8.9%

Operating return on average assets (annualized)
Net income	$2,736	$1,118	$17,755	$12,795	$6,806
Add: MRE, after-tax basis (ATB) (3)	—	—	40	135	1,138
Add: OCC remediation expenses, ATB (3)	3,180	403	18	—	—
Operating net income (Non-GAAP)	$5,916	$1,521	$17,813	$12,930	$7,944
Average assets	$2,903,447	$2,646,874	$2,653,987	$2,687,204	$2,749,909
Operating return on average assets (annualized) (Non-GAAP)	0.81%	0.23%	2.68%	1.92%	1.16%

Operating return on average equity (annualized)
Net income	$2,736	$1,118	$17,755	$12,795	$6,806
Add: MRE, ATB (3)	—	—	40	135	1,138
Add: OCC remediation expenses, ATB (3)	3,180	403	18	—	—
Operating net income (Non-GAAP)	$5,916	$1,521	$17,813	$12,930	$7,944
Average stockholders' equity	$267,057	$284,913	$274,887	$270,730	$267,670
Operating return on average equity (annualized) (Non-GAAP)	8.86%	2.14%	25.92%	19.10%	11.87%

Operating efficiency ratio
Total noninterest expense	$29,208	$25,326	$22,691	$25,445	$25,637
Less: MRE	—	—	50	171	1,441
Less: OCC remediation expenses	4,025	510	23	—	—
Noninterest expense, adjusted (Non-GAAP)	$25,183	$24,816	$22,618	$25,274	$24,196
Net interest income	28,677	24,090	23,668	20,878	21,124

Noninterest income	7,968	10,190	24,094	22,203	13,518
Total of net interest income and noninterest income	$36,645	$34,280	$47,762	$43,081	$34,642
Operating efficiency ratio (Non-GAAP)	68.7%	72.4%	47.4%	58.7%	69.8%

(1) Annualized.
(2) Excludes mortgage servicing rights.
(3) Assumes an income tax rate of 21% and full deductibility.